Exhibit 21

Subsidiaries of the Registrant

3CI Complete Compliance Corporation, a Delaware corporation

American Medical Disposal, Inc., an Oklahoma corporation

BFI Medical Waste, Inc., a Delaware corporation

BFI Medical Waste, Inc., a Puerto Rico corporation

Bio-Oxidation Services, Inc., a Delware corporation

Browning-Ferris Industries of Connecticut, Inc., a Delaware corporation

Environmental Control Co., Inc., a New York corporation

Environmental Health Systems, Inc., a Nebraska corporation

Ionization Research Co., Inc., a California corporation

Medam S.A. de C.V, a Mexican corporation

Med-Tech Environmental, Inc., a Delaware corporation

Med-Tech Environmental Limited, a New Brunswick (Canada) corporation

Med-Tech Environmental (MA), Inc., a Delaware corporation

Pyroval Inc., a Quebec (Canada) corporation

Stericycle of Arkansas, Inc., an Arkansas corporation

Stericycle of Washington, Inc., a Washington corporation

Stroud Properties, Inc., a Delaware corporation

SWD Acquisition Corp., a Delaware corporation

T. J. Egan and Company Inc., a New Jersey corporation

Waste Systems, Inc., a Delaware corporation